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                                   EXHIBIT 11

                          e.spire COMMUNICATIONS, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ in thousands, except per share data)

                                                      Three months ended June 30,           Six months ended June 30,
                                                         1999              1998              1999              1998
                                                    ---------------   ---------------   ---------------   ----------------
Net Loss                                             $    (59,377)     $    (32,445)     $   (116,565)      $    (64,540)

Less: Preferred Stock Accretion                            10,000             8,607            19,697             17,100
                                                    ---------------   ---------------   ---------------   ----------------

Net Loss to Common Stockholders                           (69,377)          (41,052)         (136,262)           (81,640)

Add: Convertible Preferred Dividends Saved                 10,000             8,607            19,697             17,100

Net Loss to Common Stockholders,
    Dilutive Basis                                   $    (59,377)     $    (32,445)     $   (116,565)      $    (64,540)
                                                    ===============   ===============   ===============   ================


          AVERAGE SHARES OUTSTANDING

Weighted Average Number of
  Common Shares Outstanding                             49,696,463        45,281,794        49,191,841         41,495,538

Net additional shares assuming
  stock options and warrants
  exercised and proceeds used to
  purchase treasury stock                                5,295,616        11,205,932         5,295,616         11,205,932
                                                    ---------------   ---------------   ---------------   ----------------

Weighted average number of common and
  common equivalent shares outstanding                  54,992,079        56,487,726        54,487,457         52,701,470
                                                    ===============   ===============   ===============   ================


               PER SHARE AMOUNTS

Basic earnings per share                               $    (1.40)      $     (0.91)      $     (2.77)       $     (1.97)
                                                    ===============   ===============   ===============   ================

Diluted earnings per share                             $    (1.08)      $     (0.57)      $     (2.14)       $     (1.22)
                                                    ===============   ===============   ===============   ================
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